Exhibit 21.01

UFP Technologies, Inc. wholly owns the following companies:

1.              Moulded Fibre Technology, Inc., a Maine company

2.              Simco Industries, Inc. (“Simco”), a Michigan company

3.              Stephenson & Lawyer, Inc. (“S&L”), a Michigan company

4.              Patterson Properties Corporation, a Michigan company (wholly-owned by S&L)